As Filed With the Securities and Exchange Commission on July 31, 2019

Registration No. 333-219553

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-219553

EXACT SCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	02-0478229
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

441 Charmany Drive
Madison, WI	53719
(Address of principal executive offices)	(Zip Code)

EXACT SCIENCES CORPORATION 2010 OMNIBUS LONG-TERM INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE JULY 27, 2017)

EXACT SCIENCES CORPORATION 2019 OMNIBUS LONG-TERM INCENTIVE PLAN

(Full title of the plan)

D. Scott Coward

Senior Vice President, General Counsel, Chief Administrative Officer and Secretary

Exact Sciences Corporation

441 Charmany Drive

Madison, WI 53719

(Name and address of agent for service)

(608) 535-8815

(Telephone number, including area code,

of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Exact Sciences Corporation, a Delaware corporation (the “Company” or “Registrant”) has previously registered shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) to be issued under the Exact Sciences Corporation 2010 Omnibus Long-Term Incentive Plan (As Amended and Restated Effective July 27, 2017) (the “Prior Plan”).  In connection with the Prior Plan, the Registrant has previously filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 on August 17, 2010 (File No. 333-168909), (ii) a Registration Statement on Form S-8 on August 2, 2013 (File No. 333-190350), (iii) a Registration Statement on Form S-8 on October 30, 2015 (File No. 333-207703) and (iv) a Registration Statement on Form S-8 on July 28, 2017 (File No. 333-219553) (collectively, the “Prior Registration Statements”).

On July 25, 2019 (the “Approval Date”), the stockholders of the Registrant approved the Exact Sciences Corporation 2019 Omnibus Long-Term Incentive Plan (the “2019 Plan”).  Pursuant to the terms of the 2019 Plan, the maximum number of shares of Common Stock that may be issued under the 2019 Plan shall be the sum of (i) 13,829,582 newly available shares of Common Stock (the “New Shares”) plus (ii) any shares of Common Stock subject to stock options or other awards granted under the Prior Plan as of the Approval Date that expire or are terminated, surrendered or forfeited for any reason without the issuance of shares of Common Stock (the “Rollover Shares”). No further awards will be granted under the Prior Plan on or after the Approval Date.

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (this “Post-Effective Amendment”) pursuant to Securities Act Forms Compliance and Disclosure Interpretation Question 126.43, reflecting the interpretative position of the Division of Corporation Finance of the SEC to amend the Registration Statement to also cover the registration of the Rollover Shares under the 2019 Plan (to the extent such shares are, or become no longer issuable under the Prior Plan and instead are, or become, issuable under the 2019 Plan).

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a registration statement on Form S-8 to register the New Shares that have become available for offer or sale pursuant to the 2019 Plan.  No additional securities are being registered by this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2019 Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of the applicable Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in the applicable Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed by the Company with the SEC and are incorporated herein by reference:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 21, 2019;

•                  Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on April 30, 2019;

•                  Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed with the SEC on July 30, 2019;

•                  Current Reports on Form 8-K filed with the SEC on March 4, 2019, March 8, 2019, July 26, 2019, July 29, 2019 (two filings) and July 30, 2019 (other than the portions of such documents furnished but deemed not to have been filed); and

•                  The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC pursuant to Section 12(g) of the Exchange Act on December 26, 2000, including any further amendment or report filed hereafter for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.  The Company is not incorporating by reference any documents or portions thereof that are not considered to be “filed” with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The Company’s certificate of incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper impersonal benefit. In addition, the certificate of incorporation of the Company provides that the Company shall indemnify each person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, one of the Company’s directors or officers or is or was serving, or has agreed to serve, at the Company’s request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

All of the Company’s directors and officers are covered by insurance policies maintained by the Company against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.  Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit
Number	Description

4.1

Sixth Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-48812) filed on December 4, 2000, which is incorporated herein by reference)

4.2

First Amendment to Sixth Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Appendix A to the Definitive Proxy Statement for the Registrant’s 2014 Annual Meeting of Stockholders filed on June 20, 2014, which is incorporated herein by reference)

4.3

Third Amended and Restated By-Laws of the Registrant, dated October 31, 2017 (previously filed as Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2017, which is incorporated herein by reference)

4.4

The Registrant’s 2010 Omnibus Long-Term Incentive Plan (As Amended and Restated Effective July 27, 2017) (previously filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2017, which is incorporated herein by reference)

4.5

Exact Sciences Corporation 2019 Omnibus Long-Term Incentive Plan, (previously filed as Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8 (File No. 333-232916) filed on July 31, 2019, which is incorporated herein by reference)

5.1	Opinion of K&L Gates LLP, filed herewith

5.2

Opinion of K&L Gates LLP (previously filed as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-219553) filed on July 28, 2017, which is incorporated herein by reference)

23.1	Consent of BDO USA, LLP, filed herewith

23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1 hereto and filed herewith)

23.3	Consent of K&L Gates LLP (contained in Exhibit 5.2 and incorporated herein by reference)

Item 9.  Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement.

(b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on July 31, 2019.

EXACT SCIENCES CORPORATION

By	/s/ D. Scott Coward
D. Scott Coward
Senior Vice President, General Counsel, Chief Administrative Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kevin T. Conroy	President and Chief Executive
Kevin T. Conroy	Officer (Principal Executive Officer) and Chairman of the Board	July 31, 2019

/s/ Jeffrey T. Elliott	Chief Financial Officer
Jeffrey T. Elliott	(Principal Financial Officer and Principal Accounting Officer)	July 31, 2019

*	Director	July 31, 2019
Thomas D. Carey

*	Director	July 31, 2019
James E. Doyle

*	Director	July 31, 2019
Daniel J. Levangie

*	Director	July 31, 2019
Michael S. Wyzga

*	Director	July 31, 2019
Katherine S. Zanotti

*	By:	/s/ Kevin T. Conroy
Kevin T. Conroy
Attorney-in-Fact